Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of KVAC (Cayman) Limited (the “Company”) on Amendment No. 6 to Form F-4 to be filed on April 30, 2025, of our report dated March 6, 2025, except Note 5, dated April 9, 2025, with respect to our audit of the consolidated financial statements of KVAC (Cayman) Limited as of December 31, 2024, and for the period August 28, 2024 (inception) through December 31, 2024, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts”.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

April 30, 2025